SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

AXION POWER INTERNATIONAL, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

AXION POWER INTERNATIONAL, INC.
(A Delaware Corporation)
3601 Clover Lane, New Castle PA 16105
(724) 654-9300

NOTICE OF THE
ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Axion Power International, Inc. (the “Company”):

The Axion Power International, Inc. Annual Meeting of Stockholders (the “Annual Meeting”) will be held on June 15, 2011, at Radisson Hotel Sharon, 3377 New Castle Road, West Middlesex, PA 16159 at 10:00 AM. The principal business of the meeting will be:

1.	To elect two directors to serve until the expiration of their three year terms and thereafter until their successors have been duly elected and qualified;
2.	To ratify the selection of EFP Rotenberg, LLP, as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011;
3.	To amend the Company’s Certificate of Incorporation to increase the number of authorized shares of Common Stock from 125 million to 200 million; and
4.	To transact such other business as may be properly brought before the Annual Meeting and any adjournment or postponement thereof.

Any action on the items of business described above may be considered at the time and on the date specified above or at any other time and date to which the Annual Meeting may be properly adjourned or postponed.

Holders of record of the Company’s common stock at the close of business on Wednesday, April 20, 2011 (the “Record Date”), are entitled to notice of, and to vote at, the Annual Meeting. You are invited to attend the meeting. Whether or not you plan to attend in person, you are urged to sign and return immediately the enclosed proxy in the envelope provided. No postage is required if the envelope is mailed in the United States. The proxy is revocable and will not affect your right to vote in person if you are a stockholder of record and attend the meeting. If your shares are held through an intermediary such as a broker or bank, you should present proof of your ownership as of the record date, such as a recent account statement reflecting your holdings as of the record date, a copy of the voting instruction card provided by your broker, trustee or nominee, or other similar evidence of ownership.

A list of stockholders entitled to vote will be available at the meeting and during ordinary business hours for ten (10) days prior to the meeting at our corporate offices, 3601 Clover Lane, New Castle, Pennsylvania 16105, for examination by any stockholder who is a stockholder as of the Record Date for any legally valid purpose related to the meeting.

We encourage you to take an active role in the affairs of your company by either attending the meeting in person or by executing and returning the enclosed proxy card.

By Order of the Board of Directors, /s/ Thomas Granville THOMAS GRANVILLE Chief Executive Officer April 28, 2011

To ensure your representation at the Annual Meeting, please fill in, sign, date and return the attached proxy using the enclosed addressed envelope. By returning the enclosed proxy, you will not affect your right to revoke doing so in writing or to cast your vote in person should you later decide to attend the Annual Meeting.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on June 15, 2011:

The Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2010 are available at http://axionpower.investorroom.com

AXION POWER INTERNATIONAL, INC.

PROXY STATEMENT FOR THE

2011 ANNUAL MEETING OF STOCKHOLDERS
JUNE 15, 2011

The enclosed proxy is solicited by the board of directors (the “board”) of Axion Power International, Inc., a Delaware corporation (“we,” “our” or “us”) for use in voting at the 2011 Annual Meeting of Stockholders (the “Annual Meeting”) to be held, on June 15, 2011, at 10:00 AM and at any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This Proxy Statement and the accompanying proxy card are being mailed to stockholders on or about May 20, 2011.

TABLE OF CONTENTS

Voting Procedures Questions And Answers Regarding This Proxy	4

Security Ownership Of Certain Beneficial Owners And Management	6

Proposal One: Election Of Directors	7

Corporate Governance	9

Proposal Two: Ratification of Selection of Independent Registered Public Accounting Firm for Fiscal Year 2011	12

Proposal Three: Amendment to Certificate of Incorporation to Increase Authorized Shares	13

Fees of Independent Registered Public Accounting Firm	14

Executive Compensation	17

Director Compensation	21

Certain Relationships And Related Transactions	22

Legal Proceedings	22

Section 16(A) Reporting	24

Other Business	24

Proxy Solicitation and Voting Information

We are paying the costs of solicitation, including the cost of preparing and mailing this Proxy Statement. Proxies are being solicited primarily by mail, but in addition, the solicitation by mail may be followed by solicitation in person, or by telephone or facsimile, by our regular employees without additional compensation. We will reimburse brokers, banks and other custodians and nominees for their reasonable out-of-pocket expenses incurred in sending proxy materials to our stockholders.

YOUR VOTE IS IMPORTANT. PLEASE VOTE AS SOON AS POSSIBLE BY COMPLETING, SIGNING AND DATING THE PROXY CARD ENCLOSED WITH THIS PROXY STATEMENT AND RETURNING IT IN THE POSTAGE-PAID ENVELOPE WE HAVE ENCLOSED FOR YOUR CONVENIENCE. PLEASE READ THE INSTRUCTIONS ON THE PROXY CARD REGARDING YOUR VOTING OPTIONS.

Who May Vote?

If you were a stockholder on our records at the close of business on April 20, 2011, you may vote at the Annual Meeting. On that day, there were 85,453,302 shares of common stock issued and outstanding.

If your shares are held through an intermediary such as a broker or a bank, you will not be entitled to vote at the meeting unless you present a proxy signed by the intermediary that entitles you to vote in person. To simplify the voting process, the board of directors asks all stockholders who hold shares through intermediaries to complete the proxy card and vote through the intermediary, even if they intend to attend the meeting in person.

How Many Votes Do I Have?

Holders of common stock are entitled to cast one vote for each share held by them on the record date. Our Certificate of Incorporation and By-Laws do not provide for cumulative voting. The board requests your proxy to insure that your shares will count toward a quorum and be voted at the Annual Meeting.

How May I Vote?

Your vote is important. You may always vote in person at the Annual Meeting.  Because many stockholders cannot attend the Annual Meeting in person, it is necessary that a large number be represented by proxy. Under Delaware law, stockholders may submit proxies electronically.  Stockholders who hold their shares in a brokerage account may have the choice of voting over the Internet, by using a toll-free telephone number, or by completing a proxy card and mailing it in the postage-paid envelope provided.  Please refer to the proxy card provided by your broker for details regarding the availability of electronic voting.  Please also be aware that if you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible.

If you are a holder of record, you may also vote electronically over the Internet. To do so, please go to http://www.cstproxyvote.com, and follow the instructions on the webpage which appears, which will give you access to an electronic version of the proxy card, attached to this Schedule 14A, and which will allow you to electronically complete the proxy card and transmit electronically to record your vote.

How Will The Board Vote My Proxy?

A properly executed proxy received by our secretary prior to the meeting, and not revoked, will be voted as directed by the stockholder. If you sign, date and return your proxy card without indicating how you want to vote, your proxy will be voted as recommended by the board. If you provide no specific direction, your shares will be voted FOR the election of the directors nominated by the board, FOR the ratification of the selection of EFP Rotenberg, LLP, as our independent registered public accounting firm, and FOR the amendment to our Certificate of Incorporation to increase authorized shares of Common Stock from 125 million to 200 million.  If any other matter should be presented at the Annual Meeting upon which a vote may properly be taken, the shares represented by the proxy will be voted in accordance with the judgment of the holders of the proxy.

How Can I Revoke My Proxy?

If you hold our shares in registered form, you may change your mind and revoke your proxy at any time before it is voted at the meeting by:

•	Sending a written revocation of your proxy to our secretary, which must be received by us before the Annual Meeting commences;
•	Transmitting a proxy by mail at a later date than your prior proxy, which must be received by us before the Annual Meeting commences; or
•	Attending the Annual Meeting and voting in person or by proxy or over the internet.

If you hold your shares through a broker or other intermediary, you will need to contact your intermediary if you wish to revoke your proxy.

Voting Shares Held by Brokers, Banks and Other Nominees

If you hold our shares in a broker, bank or other nominee account, you are a “beneficial owner” of shares that are registered in “street name.” In order to vote your shares, you must give voting instructions to the bank, broker or other intermediary that serves as the “nominee holder” of your shares. We ask brokers, banks and other nominee holders to obtain voting instructions from the beneficial owners of our shares. Proxies that are transmitted by nominee holders on behalf of beneficial owners will count toward a quorum and will be voted as instructed by the nominee holder. If a beneficial owner fails to instruct a broker or other nominee, his shares will not be voted on any matter other than the election of directors. The shares will, however, be voted by brokers and other nominee holders for the election of the directors nominated by the board.

Upon What Matters Are Shareholders Entitled to Vote?

Holders of common stock are entitled to vote on all matters brought before this Annual Meeting.

Required Quorum

Our By-Laws specify that the holders of a majority of our outstanding shares entitled to vote will constitute a quorum for purposes of the meeting. This provision will require the holders of at least 42,726,652 shares of our common stock to be represented at the Annual Meeting in person or by proxy.

Required Vote

With respect to the various proposals included in this Proxy Statement:

•
A plurality of the votes cast by holders of common stock is required for the election of board of directors. Michael Kishinevsky and Howard K. Schmidt, Ph.D. are the director nominees who are nominated for these director positions.

•
The affirmative vote of a majority of the votes cast by holders of our shares of common stock is required to ratify the selection of EFP Rotenberg, LLP, as our independent registered public accounting firm.

•
The affirmative vote of a majority of the votes cast by holders of our shares of common stock is required to approve the amendment to our Certificate of Incorporation to increase the authorized shares of our Common Stock from 125 million to 200 million.

Any vote that is characterized as an abstention is not counted as a vote cast. Broker non-votes that relate to shares held for the benefit of beneficial owners who do not provide voting instructions are not counted as votes cast. Abstentions and broker non-votes are, however, considered as shares present at the meeting for purposes of determining the presence of a quorum.

We are not aware of any business that will be presented for consideration at the meeting other than the matters described in this Proxy Statement. If any other matters are properly brought before the meeting, the persons named on the enclosed proxy card will vote on such matters in accordance with their best judgment.

Security Ownership of Certain Beneficial Owners and Management

A copy of our Annual Report on Form 10-K for the year ended December 31, 2010 is being furnished to each Stockholder with this Proxy Statement.

On April 6, 2011, we had 85,453,302 shares of common stock. The following table sets forth certain information with respect to the beneficial ownership of our securities as of April 6, 2011, for (i) each of our directors and executive officers; (ii) all of our directors and executive officers as a group; and (iii) each person who we know beneficially owns more than 5% of our common stock. Normally, the Company would rely on the Section 16 filings for our 5% owners. Our reporting is limited to the information we do have when we do not have the benefit of further information.

Beneficial ownership data in the table has been calculated based on the Securities and Exchange Commission rules that require us to identify all securities that are exercisable for or convertible into shares of our common stock within 60 days of April 6, 2011 and treat the underlying stock as outstanding for the purpose of computing the percentage of ownership of the holder.

Except as indicated by the footnotes following the table, and subject to applicable community property laws, each person identified in the table possesses sole voting and investment power with respect to all capital stock held by that person. The address of each named executive officer and director, unless indicated otherwise by footnote, is c/o Axion Power International, Inc. 3601 Clover Lane, New Castle PA 16105.

	Common Stock	Warrant & Options (1)	Combined Ownership	Percentage
Quercus Trust (2) 1835 Newport Blvd A109 – PMB 467 Cosa Mesa, CA 92627	7,701,104	10,000,000	17,701,104	18.5%
AWM Investment Company, Inc. (3) Special Situations Cayman Fund LP 527 Madison Avenue, Suite 2600 c/o Austin W Marxe & David M Greenhouse	1,694,386	-	1,694,386	2.0%
AWM Investment Company, Inc. (3) Special Situations Private Equity Fund 527 Madison Avenue, Suite 2600 c/o Austin W Marxe & David M Greenhouse	1,270,789	-	1,270,789	1.5%
AWM Investment Company, Inc. (3) Special Situations Technology Fund LP 527 Madison Avenue, Suite 2600 c/o Austin W Marxe & David M Greenhouse	770,946	-	770,946	0.9%
AWM Investment Company, Inc. (3) Special Situations Technology Fund II LP 527 Madison Avenue, Suite 2600 c/o Austin W Marxe & David M Greenhouse	4,735,809	-	4,735,809	5.5%
James E. Winner Jr. & Donna C Winner JT TEN (4) Winner Building, 32 West State Street, Sharon, PA 16146	8,245,614	-	8,245,614	9.6%
Manatuck Hill Partners, LLC (5) 1465 Post Road East Westport, CT 06880	7,200,000	-	7,200,000	8.4%
Hare & Co. (6) Bank of New York Mellon, One Wall Street, New York NY 10286 Attn Anthony V. Saviano, 3rd floor / Window A	7,150,000	-	7,150,000	8.4%
Gelbaum, David (7)	7,701,104	10,000,000	17,701,104	18.5%
Averill, Robert	3,774,059	617,183	4,391,242	5.1%
Glenn Patterson	2,752,001	260,317	3,012,318	3.5%
Filipenko, Igor (8)	1,217,197	45,809	1,263,006	1.5%
Granville, Tom	696,596	270,000	966,596	1.1%
Buiel, Edward	305,000	305,000	610,000	*
Hillier, Donald	30,000	95,000	125,000	*
Trego, Charles	-	97,000	97,000	*
Baker, Phillip	-	86,000	86,000	*
Wainwright, Walker	8,000	27,840	35,840	*
Schmidt, Howard	-	52,000	52,000	*
Hirschman, Stan	-	44,285	44,285	*
Kishinevsky, Michael	-	44,000	44,000	*
Bartlett, Joseph	-	-	-	*
Anthony, David	-	-	-	*
Directors and officers as a group (15 persons) * Less than 1%.	16,483,957	11,944,434	28,428,391	29.2%

(1)	Represents shares of common stock issuable upon exercise of warrants and options held by the stockholder that are presently exercisable or will become exercisable within 60 days.
(2)	The trustees of The Quercus Trust are Mr. David Gelbaum and Ms. Monica Chavez Gelbaum, each with shared voting and dispositive power over the shares held by this trust.
(3)
AWM Investment Company, Inc. (“AWM”) the general partner of and investment adviser to the Special Situations Cayman Fund, L.P.  AWM also serves as the investment adviser to Special Situations Private Equity Fund, L.P., Special Situations Technology Fund II, L.P. and Special Situations Technology Fund, L.P. Austin W. Marxe and David M. Greenhouse are the principal owners of AWM. Through their control of AWM, Messrs. Marxe and Greenhouse share voting and investment power over the portfolio securities of each of the funds listed above

(4)	8,245,614 shares formerly held by James A. Winner Jr. & Donna C Winner were transferred to street name on 9-9-10. We do not have the benefit of further information.
(5)
Manatuck Hill Partners LLC  is an investment adviser acting on behalf of its clients' accounts with investments in Manatuck Hill Scout Fund, LP, Manatuck Hill Mariner Master Fund, LP, and Manatuck Hill Navigator Master Fund. Steve Orlov & Mark Broach serve as the legal representative for these accounts. Steve Orlov & Mark Broach share voting and dispositive power over the shares. 7,200,000 shares were transferred to street name on 6-3-10. We do not have the benefit of further information.

(6)	Hare & Co. is an investment advisor operating in the U.K., with offices in New York. Blackrock Investment Managers (UK) Ltd has voting and dispositive power over the shares.
(7)
The ownership reflected for David Gelbaum is the actual and beneficial ownership of The Quercus Trust.   The trustees of The Quercus Trust are Mr. David Gelbaum and Ms. Monica Chavez Gelbaum, each with shared voting and dispositive power over the shares held by this trust.

(8)	Includes 1,026,295 shares beneficially held by Dr. Igor Filipenko and 236,711 shares beneficially held by his wife.

PROPOSAL ONE
ELECTION OF DIRECTORS
The following table identifies the individuals who have been nominated to serve as directors; specifies the class of stockholders who will be entitled to vote with respect to their election and specifies the Annual Meeting when their new term as a member of the board will expire.

Name	Director Nominees To Be Elected By	Term Expires (If Elected)
Michael Kishinevsky	Common Stockholders	2014
Howard K. Schmidt, Ph.D.	Common Stockholders	2014

If a nominee becomes unable to serve, the proxies will vote for a board-designated substitute. The board has no reason to believe that any nominee will be unable to serve.

Voting on Director Nominees
A plurality of the votes cast by the holders of our common stock is required for the election of Messrs. Kishinevsky and Schmidt for terms of three years.
If you sign and return your proxy card, the individuals named as proxies on the card will vote your shares for the election of the nominees identified above unless you provide other instructions. You may withhold authority for the proxies to vote your shares on any or all of the nominees by following the instructions on your proxy card. If your shares are held in a brokerage account, your broker will vote your shares for the election of all nominees to be elected by your applicable class unless you provide specific instructions to your broker to the contrary.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE DIRECTOR NOMINEES.

Biographies of Directors and Director Nominees

The following biographies for our directors and director nominees include their recent employment, other directorships, education, year in which each joined the board and age as of the date of this Proxy Statement. See "Principal Stockholders" above for information regarding the number and percentage of shares of our Common Stock beneficially owned by each nominee as of April 6, 2011.

Director Nominees

Michael Kishinevsky, 45, is an independent director who has served on our board since June 2005. Mr. Kishinevsky is a Canadian lawyer who had been principally engaged in the practice of corporate and commercial law from February 1995 until August 2005. For five years Mr. Kishinevsky served as general legal counsel for C&T. Mr. Kishinevsky currently serves as a director of Sunrock Consulting Ltd., a company he co-founded in October 1995, which specializes in the import and distribution of carbon black and synthetic rubber. He is also the president and director of SunBoss Chemicals Corp., a corporation specializing in chemical additives for the custom rubber mixing industry. Mr. Kishinevsky is a 1989 graduate of the University of Calgary (B.Sc. in Cellular, Molecular and Microbial Biology and B.Sc. in Psychology) and a 1993 graduate of the University of Ottawa Law School. Mr. Kishinevsky was called to the bar in the Ontario courts in 1995 and is a member of the Law Society of Upper Canada. The Company has determined that Mr. Kishinevsky should serve as a director due to his legal background as well as his import and distribution experience which provides expertise on the Board with regard to product distribution.

Howard K. Schmidt, Ph.D., 52, is an independent director, who has served on our board of directors since April, 2005. Dr. Schmidt has been employed as a Petroleum Engineering Consultant at Saudi Aramco since August, 2009.  Dr. Schmidt is an expert in the field of carbon nanotechnology and single-wall carbon nanotubes, and occasionally acts as an expert witness in nanotechnology patent litigation.  He founded AOTA Energy, LLC in mid-2009 to pursue long-term research in renewable energy and sustainable water technologies.  Prior to Aramco, Schmidt served as a Senior Research Fellow in the Department of Chemical and Biomolecular Engineering at Rice University in Houston, Texas. Between September, 2003 and March, 2008, he was the Executive Director of the Carbon Nanotechnology Laboratory (the “CNL”) at Rice University. Before joining CNL, Dr. Schmidt operated Stump Partners, a Houston-based consultancy firm and was involved in two Internet ventures. In 1989, Dr. Schmidt founded SI Diamond Technology, Inc., a company that received the prestigious R&D 100 Award from Research and Development Magazine in 1989, went public in 1993, and recently changed its name to Applied Nanotech Holdings, Inc. Dr. Schmidt holds two degrees from Rice University (BS-Electrical Engineering, 1980 and Ph.D.-Chemistry, 1986). The Company has determined that Dr. Schmidt should serve as a director due to his unique and extensive   technical knowledge.

Continuing Directors

David Anthony, 50, was appointed to our board of directors in September 2009. Mr. Anthony is an experienced entrepreneur, venture capitalist, and educator. He is Managing Director of 21 Ventures LLC, which since founding in 2004, has provided seed, growth, and bridge capital to over forty technology ventures across the globe, focusing mainly in the cleantech area.  He sits or has sat during the past five years on the boards of Clean Power Technologies Inc., Energy Focus Inc., Solar EnerTech Corp., and ThermoEnergy Corporation, and numerous private companies. Since 2004, he has held the position of Adjunct Professor at the New York Academy of Sciences, a leading global scientific association with over 30,000 members. Prior to 21 Ventures, LLC, David launched Notorious Entertainment, a developer of multimedia brands. David received his MBA from The Tuck School of Business at Dartmouth College and a BA in Economics from George Washington University. The Company has determined that Mr. Anthony should serve as a director due to his  experience in finance and related areas.

Robert G. Averill, 70, has served on our board of directors since February 2004. Mr. Averill is retired and principally involved in personal investments. He served as a director of Implex Corp., a New Jersey based developer and manufacturer of orthopedic implants that he co-founded in 1991 and then sold to Zimmer Holdings, Inc. From 1978 to 1991, Mr. Averill held a variety of executive positions with Osteonics Corp., a developer and manufacturer of orthopedic implants that he co-founded in 1978 and then sold to Stryker Corporation. From 1971 to 1977, Mr. Averill served as a director and held a variety of executive positions with Meditech Inc., a developer and manufacturer of orthopedic implants that he co-founded in 1971 and sold to 3M Corporation in 1975. Mr. Averill holds 28 patents on a variety of orthopedic devices and materials, and he is the co-author of several publications in the field of orthopedics. Mr. Averill holds two degrees from the Newark College of Engineering (BS-mechanical engineering, 1962 and MS-engineering management, 1966). The Company has determined that Mr. Averill should serve as a director due to his extensive engineering and manufacturing background.

Thomas Granville, 66, has served on our board of directors since February 2004 and is both our chairman of our board of directors and chief executive officer. Mr. Granville served as the president of a New York State elevator company that specialized in the installation and maintenance of elevators, escalators, moving walkways and other building transportation products. Mr. Granville also served 15 years as treasurer and ten years as the president of the National Elevator Industry Inc., a trade association that represents elevator manufacturers and contractors, where his duties included labor negotiations for national contracts and oversight duties to a $2.3 billion national pension fund. Mr. Granville has also been a partner, or the general partner, of a number of real estate partnerships that owned multi-family housing, commercial real estate and a cable television company. Mr. Granville is a 1967 graduate of Canisus College. (BA-Business Administration). The Company has determined that Mr. Granville should serve as a director due to his position as senior executive officer of the Company, which gives him valuable insight, as well as his prior managerial experience which provides unique insight for the Board into the operations of the Company.

Glenn Patterson, 57, was appointed to our board of directors in February 2004. He is currently president of HAP International Inc., an investment research and analysis company specializing in renewable and smart grid applications. Mr. Patterson is also a project executive with Rosendin Electric, a privately held electrical energy systems company. Mr. Patterson, in addition to Axion Power International Inc., sits as a director on Shopoff Properties Trust Inc., a publicly held REIT. Until November 2004, Mr. Patterson was president of the Oregon Electric Group, an electrical power and technology services company based in Portland, Oregon. In September 2001, the Oregon Electric Group of which Mr. Patterson was a major owner, was sold to Montana-Dakota Resources, whose major subsidiaries includes electrical power generating, utility and distribution companies with operations in 40 states. Mr. Patterson graduated from Willamette University (BS-Economics) in 1975. The Company has determined that Mr. Patterson should serve as a director due to his extensive background in power generation and electrical power areas.

D. Walker Wainwright, 60, is an independent director who was appointed to our board of directors in  January 2007. He is Chairman of Interboro Insurance Company, a provider of personal lines insurance products in New York State. He is also the founder and chief executive of Wainwright & Co. LLC, an independent financial advisory firm and investment manager. The firm’s activities include the identification and assessment of alternative investments, the monitoring of these investments and the creation of proprietary portfolios. In this respect, the firm works with investment management firms, not-for-profit organizations and family offices as an independent consultant to create client-specific solutions. Wainwright & Co. also researches and reviews private investments, including private equity funds, to assist in determining their suitability for specific accounts or portfolios. Formerly a Managing Director in investment banking at Smith Barney, Inc. and at Kidder, Peabody & Co., Mr. Wainwright has over 35 years’ consulting, banking and investment banking experience. Having directed Kidder’s investment banking efforts in the Asia Pacific Region, he has extensive international experience and has lived in Australia and Lebanon. Mr. Wainwright began his career at Chemical Bank and, subsequently, the Schroder Group. He is a graduate of Stanford University (A.B. – 1972) and of Columbia University (M.B.A. – 1976). The Company has determined that Mr. Wainwright should serve as a director due to his long term finance and banking experience.

Executive officers

The following table identifies our current non-director executive officers and their respective ages and positions with the Company.

Name	Age	Position
Philip S. Baker	63	Chief Operating Officer
Charles R. Trego	60	Chief Financial Officer

Philip S. Baker joined the Company as Chief Operating Officer   on April 1, 2010. He was with Santa Fe Springs CA-based Trojan Battery Company from 1997 to 2009. From 2006 to 2009 he was Senior Vice President and General Manager of a new battery facility for which he led all the phases of development and operations in Sandersville, GA. Baker guided the lead-acid battery plant from negotiations and permitting forward, and is considered to be an expert in quality control and documentation, productivity and the maximization of uptime, automation and the management of environmental issues. Prior to Sandersville, Baker served from 2001 to 2005 at the Trojan plant in Lithonia GA as Senior Vice President and General Manager, where he executed a turn-around in leadership, quality and output, introduced Kaizen events and Six-Sigma tools and improved productive output by 20% in critical bottleneck areas. Before Lithonia, Baker worked for Trojan in Santa Fe Springs as Director of Operations. He was with privately held Wyomissing PA-based Glen-Gery Corporation, a manufacturer of building materials where 700 employees reported upstream to him. He began his career at the Houston Brick & Tile Company. He is a graduate of Georgia Institute of Technology in 1971 ( BS  in Ceramic Engineering ).

Charles R. Trego joined the Company as Chief Financial Officer on April 1, 2010. He most recently served as Executive Vice President and Chief Financial Officer of Minrad International, an Amex-listed pharmaceutical and medical device company in Orchard Park, NY. Minrad was acquired by India's Piramal Healthcare in early 2009, and Trego was an integral part of the acquisition strategy and managed the bridge financing through the transition. Prior to that, from 2005 to 2008, he was Senior Vice President and Chief Financial Officer of Elmira NY-based Hardinge Inc, a Nasdaq-listed global machine tool company ($327 million in annual revenue), and from 2003 to 2005 he was Chief Financial Officer and Treasurer of Latham NY-based Latham International ($180 million in annual revenue), a privately held manufacturer and marketer of swimming pool components,  His career began with a position as Senior Auditor with Ernst & Whinney in Dayton, and continued with increasingly responsible  financial officer positions with Ponderosa Inc, Bojangles of America, Rich Sea Pak, Rymer Foods and Rich Products Corporation. During his 14-year tenure as Chief Financial Officer at Rich Products, revenue increased from $650 million to more than $1.8 billion. He has over 30 years experience as a financial officer of  global middle businesses across several industries and include private (family), public and private equity ownership structures. He has served as the chief financial officer of startup, turnaround, restructuring  and growth businesses with revenue ranging from $25 million to $ 2 billion.   Trego graduated from the  University of Dayton in 1972 ( BS in Accounting ) and in 1978 (MBA). He achieved his CPA designation in 1973 from the State of Ohio.

CORPORATE GOVERNANCE

Our board of directors directs the management of the business and affairs of our company as provided in our certificate of incorporation, our by-laws and the General Corporation Law of Delaware. Members of our board of directors keep informed about our business through discussions with senior management, by reviewing analyses and reports sent to them, and by participating in board and committee meetings.

Board Leadership Structure and Risk Oversight; Diversity

Our Company is led by Thomas Granville, who has served as chief executive officer and chairman of the board since 2005.  Our board of directors is divided into three classes of directors that serve for staggered three-year terms. Two of our current board members have been elected to serve for terms that expire on the date of our 2011 Annual Meeting; two have been elected to serve for terms that expire on the date of our 2012 Annual Meeting; two have been elected to serve for a term that expires on the date of our 2013 Annual Meeting; and one was elected by our board of directors in September 2009 to serve for a term that expires on September 21, 2012.  The board has three standing committees – audit, compensation and technology.  The Audit Committee is comprised solely of independent directors, and each committee has a separate chair.  Our Audit Committee is responsible for overseeing risk management, and our full board receives periodic reports from management.

Our board leadership structure is used by other smaller public companies in the Unites States, and we believe that this leadership structure is effective for the Company.  We believe that having a combined Chairman/CEO and chairs for each of our board committees is the correct form of leadership for our Company.  We have a single leader for our Company and oversight of Company operations by experienced directors, three of whom are also committee chairs.  We believe that our directors provide effective oversight of the risk management function, especially through the work of the Audit Committee and dialogue between the full board and our management.

The Company does not currently consider diversity in identifying nominees for director.  Due to the small size of the Company, the priority has been in attracting qualified directors, and issues such as diversity have not yet been considered.

The following table identifies our current directors and specifies their respective ages and positions with our Company.

Name	Age	Position
Thomas Granville	66	Chief Executive Officer and Director
Howard K. Schmidt, Ph. D.	52	Director
Michael Kishinevsky	45	Director
Glenn Patterson	57	Director
Robert G. Averill	70	Director
D. Walker Wainwright	60	Director
David Anthony	50	Director

Executive officers.

The following table identifies our non-director executive officers and specifies their respective ages and positions with the Company.

Name	Age	Position
Charles R. Trego	60	Chief Financial Officer
Philip S. Baker	63	Chief Operating Officer

Presiding Director

Our Chief Executive Officer, Thomas Granville, acts as the presiding director at meetings of our board of directors. In the event that Mr. Granville is unavailable to serve at a particular meeting, responsibility for the presiding director function will rotate among the chairmen of each of the committees of our board of directors.

Corporate Governance

Our board of directors believes that sound governance practices and policies provide an important framework to assist them in fulfilling their duty to stockholders. Our board of directors is working to adopt and implement many “best practices” in the area of corporate governance, including separate committees for the areas of audit and compensation, careful annual review of the independence of our Audit and Compensation Committee members, maintenance of a majority of independent directors, and written expectations of management and directors, among other things. In 2010, all incumbent directors other than Dr. Howard K. Schmidt attended 75% of our meetings of the board of directors.

Code of Business Conduct and Ethics

Our board of directors has adopted a Code of Business Conduct and Ethics, which has been distributed to all directors, officers, and employees and will be given to new employees at the time of hire. The Code of Business Conduct and Ethics contains a number of provisions that apply principally to our Chief Executive Officer, Chief Financial Officer and other key accounting and financial personnel. A copy of our Code of Business Conduct and Ethics can be found under the “Investor Information” section of our website at www.axionpower.com. We intend to disclose future amendments to certain provisions of our code of ethics and conduct, or waivers of such provisions, applicable to our directors and executive officers, at the same location on our web site identified above. The inclusion of our web site address in this proxy statement does not include or incorporate by reference the information on our web site into this proxy statement.

Communications with the Board of Directors

Stockholders and other parties who are interested in communicating with members of our board of directors, either individually or as a group, may do so by writing to Thomas Granville, c/o Axion Power International, Inc., 3601 Clover Lane, New Castle, Pennsylvania, 16105. Mr. Granville will review all correspondence and forward to the appropriate members of the board of directors copies of all correspondence that, in the opinion of Mr. Granville, deals with the functions of the board of directors or its committees or that he otherwise determines requires their attention. Concerns relating to accounting, internal controls or auditing matters should be immediately brought to the attention of our audit committee and will be handled in accordance with procedures established by that committee.

Director Independence

Our board of directors has determined that five of our directors would meet the independence requirements of the NYSE AMEX if such standards applied to the Company. In the judgment of the board of directors, Messrs. Granville and Anthony do not meet such independence standards. In reaching its conclusions, the board of directors considered all relevant facts and circumstances with respect to any direct or indirect relationships between the Company and each of the directors, including those discussed under the caption “Certain Relationships and Related Transactions” below. Our board of directors determined that any relationships that exist or existed in the past between the Company and each of the independent directors were immaterial on the basis of the information set forth in the above-referenced sections.

Board Committees

The board of directors currently has three standing committees: the audit committee, the compensation committee, and the technology committee. These committees are responsible to the full board.

Audit Committee – Our board of directors has created an audit committee that presently consists of  Mr. Wainwright and Dr. Schmidt. Mr. Wainwright serves as the current chairman of our audit committee. Each of the members has a basic understanding of finance and accounting, and is able to read and understand fundamental financial statements. The board of directors has determined that each of the members of the audit committee would meet the independence requirements applicable to NYSE Amex listed companies although such standards do not apply to our company. Our board of directors has also determined that based on work history none of our current committee members meet the definition of an “Audit Committee Financial Expert” as defined in Item 407(d)(5)(ii) under Regulation S-K, promulgated under the Securities Exchange Act of 1934. The audit committee has the sole authority to appoint, review and discharge our independent registered public accounting firm. The audit committee reviews the results and scope of the audit and other services provided by our independent registered public accounting firm, as well as our accounting principles and our system of internal controls, reports the results of their review to the full board of directors and to management, and recommends to the full board of directors that the our audited consolidated financial statements be included in our Annual Report on Form 10-K.

The audit committee met 11 times during the year-ended December 31, 2010. The audit committee charter can be found on our website under About Axion; Corporate Governance / Committees , at www.axionpower.com.

Compensation Committee – Our board of directors has created a compensation committee that presently consists of Messrs. Averill, Patterson, Kishinevsky and Wainwright. Mr. Patterson serves as chairman of the compensation committee. The compensation committee makes recommendations concerning compensation of the executive management team and non-employee directors and administers our stock-based incentive compensation plans. The compensation committee typically meets in separate sessions independently of board meetings. The compensation committee typically schedules telephone meetings as necessary to fulfill its duties. The chairman establishes meeting agendas after consultation with other committee members and Mr. Thomas Granville, our Chief Executive Officer. Subject to supervision by the full board of directors, the compensation committee administers our stock option plans. Our Chief Executive Officer and other members of management regularly discuss our compensation issues with compensation committee members. Subject to compensation committee review, modification and approval, Mr. Granville typically makes recommendations respecting bonuses and equity incentive awards for the other members of the executive management team. The compensation committee in conjunction with other non-employee directors establishes all bonus and equity incentive awards for Mr. Granville and the other executive members of the management team.   Our board of directors has determined that all members of the compensation committee would meet the independence requirements applicable to NYSE Amex listed companies although such standards do not apply to us.

The compensation committee met 4 times during the year ended December 31, 2010. The compensation committee charter can be found on our website under “ About Axion; Corporate Governance; Committees ,” at www.axionpower.com.

Technology Committee – Our board of directors has created a technology committee that consists of Dr. Schmidt, Messrs. Averill Kishinevsky and Granville. The technology committee provides board-level oversight, guidance and direction to our R&D staff, supervises evaluates and makes recommendations with respect to the acquisition and licensing of complementary and competitive technologies and supervises the activities of our intellectual property lawyers.

The technology committee conducted 1 formal meeting during the year ended December 31, 2010  and met informally with our former CTO and other members of the R&D and manufacturing teams during the course of the year.

We do not have a nominating committee – Given the relatively small size of our board of directors and the desire to involve the entire board of directors in nominating decisions, we have elected not to have a separate nominating committee, and the entire board of directors currently serves that function. With respect to director nominees, our board of directors will consider nominees recommended by stockholders that are submitted in accordance with our By-Laws. We do not have any specific minimum qualifications that our board believes must be met by a board recommended nominee for a position on our board of directors or any specific qualities or skills that our board believes are necessary for one or more of our directors to possess. We also do not have a specific process for identifying and evaluating nominees for director, including nominees recommended by security holders. The board has not paid fees to any third party to identify or evaluate potential board nominees.

Board nominations

Stockholders wishing to bring a nomination for a director candidate before a stockholders meeting must give written notice to our Corporate Secretary, either by personal delivery or by United States mail, postage prepaid. The stockholder’s notice must be received by the Corporate Secretary not later than (a) with respect to an Annual Meeting of Stockholders, 90 days prior to the anniversary date of the immediately preceding Annual Meeting, and (b) with respect to a special meeting of stockholders for the election of directors, the close of business on the tenth day following the date on which notice of the meeting is first given to stockholders. The stockholder’s notice must set forth all information relating to each person whom the stockholder proposes to nominate that is required to be disclosed under applicable rules and regulations of the SEC, including the written consent of the person proposed to be nominated to being named in the proxy statement as a nominee and to serving as a director if elected. The stockholder’s notice must also set forth as to the stockholder making the nomination (i) the name and address of the stockholder, (ii) the number of shares held by the stockholder, (iii) a representation that the stockholder is a holder of record of stock of the Company, entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person named in the notice, and (iv) a description of all arrangements or understandings between the stockholder and each nominee.

Stockholder Communications with the Board of Directors

Stockholders may communicate directly with the board of directors or any board member by writing to them at Axion Power International, Inc., 3601 Clover Lane, New Castle, PA 16105, C/O Secretary, Michael Kishinevsky. The outside of the envelope should prominently indicate that the correspondence is intended for the board of directors or for a specific director. The secretary will forward all such written communications to the director to whom it is addressed or, if no director is specified, to the entire board of directors.

Director Attendance at Annual Meetings of Stockholders

We encourage our directors to attend Annual Meetings, although such attendance is not required. Eight directors attended the 2010 Annual Meeting.

PROPOSAL TWO

TO RATIFY THE SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2011

The Audit Committee has selected EFP Rotenberg, LLP, to serve as the Company’s independent registered public accounting firm for our fiscal year ending December 31, 2011. The board of directors seeks to have the stockholders ratify the selection of this appointment. EFP Rotenberg, LLP served as our independent registered public accounting firm for the year ended December 31, 2010.

Current Principal Accountant’s Presence at This Year’s Annual Meeting of Stockholders

Representatives of EFP Rotenberg, LLP, are expected to be present at this year’s Annual Meeting. They will be given an opportunity to make a statement if it is their desire to do so, and they will be available to respond to appropriate questions from stockholders

Vote Required for Proposal Two

The ratification of the selection of independent registered public accounting firm must be approved by a majority of the votes actually cast by holders of our common stock, present in person or represented by proxy at the Annual Meeting and entitled to vote thereon.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE SELECTION OF EFP
ROTENBERG, LLP, AS INDEPENDENT PUBLIC ACCOUNTANTS FOR US FOR FISCAL YEAR 2011.

PROPOSAL THREE

TO AMEND OUR CERTIFICATE OF INCORPORATION
TO INCREASE THE NUMBER OF AUTHORIZED COMMON SHARES FROM 125 MILLION TO 200 MILLION SHARES

Our Certificate of Incorporation currently provides us with the authority to issue up to 137,500,000 shares of stock, of which 125,000,000 shares are designated as common stock, par value $.0001 per share and 12,500,000 are designated as preferred stock, par value $.0001 per share. As of April 6, 2011, we had 85,453,302 shares of common stock issued and outstanding, and had issued 14,365,480 vested options and warrants.

The board believes it to be generally in the best interests of us and our stockholders to amend our Certificate of Incorporation, to increase the authorized number of shares of stock by 75,000,000, from 137,500,000 shares to 212,500,000 (the “Proposed Amendment”), all 75,000,000 shares of additional stock to be designated common stock. Therefore, by action of the board of directors taken on April 20, 2011, the board of directors adopted a proposed Certificate of Amendment to our certificate of incorporation, increasing the number of authorized shares of common stock from 125,000,000 to 200,000,000, increasing the total number of authorized shares from 137,500,000 to 212,500,000.

The board of directors believes that the proposed increase in the number of authorized shares of common stock will provide us with the flexibility we need to conduct our business.  The board of directors also believes that this amendment will provide us with greater flexibility in capitalization, including potential future equity and/or convertible debt offerings (which would have a dilutive effect) and consideration for  funding  ongoing operations , growth  and strategic investments , by increasing authorized capital to allow issuance of additional shares of common stock, though except as stated above, there are no current finalized arrangements by us that would result in the issuance of the additional authorized shares, nor do we have any current plans to enter into a business combination or merger.

The additional shares of common stock for which authorization is sought will have the same terms and rights as the shares of common stock now authorized. Subject to applicable provisions of law, the proposed additional shares of common stock may be issued at such time and on such terms and conditions as the board may determine without further approval by the stockholders.

Possible Effects of Increase in Authorized Common Stock

If this proposal is approved by the stockholders, the Board of Directors will have the authority to issue the additional authorized shares of Common Stock, or any part thereof, without further action by the stockholders except as required by law or applicable requirements of self-regulatory organizations. In addition to the issuance of additional Common Stock, our Certificate of Incorporation, as amended, currently empowers the Board of Directors to authorize the issuance of one or more series of Preferred Stock without stockholder approval. The proposed increase in the authorized number of shares of Common Stock could have an anti-takeover effect, in that additional shares could be issued, within the limits imposed by applicable law, in one or more transactions that could discourage, delay or make more difficult a change in control or takeover of the Company, although this is not the present intent of the Board. For example, additional shares could be issued by us to dilute the stock ownership or voting rights of persons seeking to obtain control of the Company and thereby increase the cost of acquiring a given percentage of the outstanding stock. Similarly, the issuance of additional shares to certain persons allied with our management and/or Board could have the effect of making it more difficult to remove our current management and/or directors by diluting the stock ownership or voting rights of persons seeking to cause such removal. Although this Proposal to increase the authorized number of shares of Common Stock has been prompted by business considerations and not by the threat of any hostile takeover attempt (nor is the Board currently aware of any such attempts directed at the Company), stockholders should be aware that approval of the amendment to the Certificate of Incorporation could facilitate future efforts by us to deter or prevent changes in control of  the Company, including transactions in which the stockholders might otherwise receive a premium for their shares over then-current market prices.  In addition, the issuance of additional shares by us could have an effect on the potential realizable value of a stockholder’s investment. In the absence of a proportionate increase in our earnings and book value (or decrease in our net loss), an increase in the aggregate number of outstanding shares of the Common Stock caused by the issuance of additional shares would dilute the earnings per share and book value per share (or increase the loss per share) of all outstanding shares of our capital stock. If such factors were reflected in the price per share of Common Stock, the potential realizable value of a stockholder’s investment could be adversely affected. While authorization of the additional shares will not directly dilute the proportionate voting power or other rights of existing stockholders, future issuances of Common Stock enabled by authorization of the additional shares could reduce the proportionate ownership of existing holders of Common Stock, and, depending on the price at which such shares are issued, may be dilutive to the existing stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE AMENDMENT OF OUR
CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED COMMON SHARES.

Fees of Independent Registered Public Accounting Firm

The following table presents  fees for professional   audit services  billed  for services rendered by EFP Rotenberg, LLP for the audit of the Company’s annual financial statements for the years ending December 31, 2010 and  2009, and for fees billed for other services rendered by EFP Rotenberg, LLP during those periods.

	2010	2009
Audit Fees	$104,793	$81,507

Audit-Related Fees - registration statement consents	$13,336	$4,586

Tax Fees	$5,000	$14,000

All Other Fees	$2,500	$0

 On October 8, 2009, Axion Power International, Inc. received notice that its current auditors, Rotenberg and Co., LLP, had resigned in connection with their merger with EFP Group, which was effective as of October 1, 2009.  The Company has engaged the new firm resulting from the merger, EFP Rotenberg, LLP, to continue as the Company's independent registered public accounting firm.  All of the partners and employees of Rotenberg and Co., LLP and EFP Group have joined the new firm, EFP Rotenberg, LLP.  EFP Rotenberg, LLP is currently registered with the PCAOB.

Audit Committee Preapproval of Registered Public Accounting Firm Services

Our independent registered public accounting firm will provide audit, review and attest services only at the direction of, and pursuant to engagement fees and terms approved by, the audit committee. Such engagement will be pursuant to a written proposal, submitted to the audit committee for review and discussion. If acceptable, the audit committee will engage the independent registered public accounting firm pursuant to a written retention agreement, duly approved by the audit committee. As proscribed by Section 10A(g) of the Securities Exchange Act of 1934, certain non-audit services may not be provided by our independent registered public accounting firm, including bookkeeping or other services related to our accounting records or financial statements; financial information systems design and implementation; appraisal or valuation services, fairness opinions, or contribution-in-kind reports; actuarial services; internal audit outsourcing services; management functions or human resource functions, broker or dealer, investment adviser, or investment banking services; legal services and expert services unrelated to the audit; and any other service that the Public Company Accounting Oversight Board determines, by regulation, is impermissible.

The audit committee has reviewed the proposed retention for compliance with three basic principles, violations of which would impair the independent registered public accounting firm’s independence: (1) an independent registered public accounting firm cannot function in the role of management, (2) an independent registered public accounting firm cannot audit his or her own work, and (3) an independent registered public accounting firm cannot serve in an advocacy role for our company. If the audit committee determines that the proposed retention does not and will not violate these principles, it may authorize, in writing, the retention of the independent registered public accounting firm for the agreed scope of non-audit services and compensation structure.

The Company does not currently have an audit committee financial expert due to the various experiences of those directors on its audit committee. Due to the Company’s limited resources and stage of development, it is not able to select from as large a pool of potential directors as other public companies and seeks to attract those directors, who present an overall composite of characteristics beneficial to the Company. At this time, the Company has not been successful in finding a director with the sought profile who would also qualify as an audit committee financial expert. Furthermore, in order to compensate for the lack of a financial expert, the audit committee engages consultants with financial expertise in specific areas on an as-needed basis. Although the Company has no current plans to seek an individual who so qualifies, it will re-examine this priority in future years as appropriate and certainly should it become so necessary in compliance with future regulatory requirements.

AUDIT COMMITTEE REPORT

The following report shall not be deemed incorporated by reference by any general statement incorporating this Proxy Statement by reference to any filing under the Securities Act of 1933 and is not to be deemed "soliciting material" or deemed to be filed with the Securities and Exchange Commission or subject to Regulation 14A of the Securities Exchange Act of 1934, except to the extent specifically requested by the Company or incorporated by reference in documents otherwise filed.

For the year ended December 31, 2010, the audit committee was composed of Dr. Schmidt and Mr. Wainwright.  Mr. Hirschman (former audit committee chairman) resigned on September 28, 2010. For the year ended December 31, 2010, all members of the audit committee would have met the independence requirements of the NYSE AMEX if such standards applied to our company.

The Audit Committee reviews the Company's financial reporting process on behalf of the Board of Directors. In fulfilling its responsibilities, the Committee has reviewed and discussed the audited financial statements contained in the 2010 Annual Report on SEC Form 10-K with the Company's management and the independent auditors. Management is responsible for the financial statements and the reporting process, including the system of internal controls. The independent auditors are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States.

The Committee discussed with the independent auditors their independence from the Company and its management including the matters in the written disclosures required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees and considered the compatibility of non-audit services with the auditors' independence. In addition, the Committee discussed the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board, and the Board has approved, the inclusion of the audited financial statements in the Company's Annual Report on SEC Form 10-K for the year ended December 31, 2010, for filing with the Securities and Exchange Commission.

Respectfully submitted on by the members of the Audit Committee of the Board of Directors:

D. Walker Wainwright
Howard K. Schmidt, Ph.D.
The Members of the Audit Committee
of the Board of Directors

COMPENSATION COMMITTEE REPORT

The following report is not to be deemed "soliciting material" or deemed to be filed with the Securities and Exchange Commission or subject to Regulation 14A of the Securities Exchange Act of 1934, except to the extent specifically requested by the Company or incorporated by reference in documents otherwise filed.

The Compensation Committee (the "Committee") is composed of non-employee directors, who would also qualify as “independent” directors under NYSE AMEX rules. The Committee's primary responsibility is to assist the Board in discharging its responsibilities for compensating the Company's executives. The goals of the Committee's compensation policies pertaining to executive officers are to provide a competitive level of salary and other benefits to attract, retain and motivate highly qualified personnel, while balancing the desire for cost containment. The Committee believes that its compensation policies achieve these goals.

The Committee seeks to reflect a balance between providing rewards to executives while at the same time effectively controlling costs.

This report shall not be deemed incorporated by reference by any general statement incorporating this Proxy Statement by reference to any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, and shall not be deemed filed under either of such acts except to the extent that the Company specifically incorporates this information by reference.

Respectfully submitted by the members of the Compensation Committee of the Board of Directors:

Glenn Patterson, Chairman
Robert G. Averill
Michael Kishinevsky
D. Walker Wainwright

EXECUTIVE COMPENSATION

The following table sets forth the compensation earned by or paid to our Named Executive Officers with respect to the year ended December 31, 2010.  The Named Executive Officers are as shown. We did not have any non-equity incentive plans, pension plans or deferred compensation plans during the year ended December 31, 2010.

SUMMARY COMPENSATION TABLE

				Stock	Option	All Other		Total
Name and Principal		Salary	Bonus	Awards	Awards	Compensation		Compensation
Position	Year	($)(1)	($)(2)	($) (3)	($)(3)	($)(4)		($)
Thomas Granville
CEO and Director (5)	2010	350,708	270,000		113,112	33,653		767,473
Thomas Granville
CEO and Director (5)	2009	324,000				23,458		347,458
Charles R. Trego
CFO	2010	161,827			185,364	38,323		385,514
Philip S. Baker
COO	2010	143,702			160,884	76,743	2010	381,329
Edward Buiel (7)
Vice President and CTO	2010	80,308				454,262		534,570
Edward Buiel (7)
Vice President and CTO	2009	180,000				18,230		198,230
Donald Hillier
CFO (6)	2010	20,192				41,119		61,311
Donald Hillier
CFO (6)	2009	150,000				19,643		169,643

1.	Salaries are presented as the contractual amount paid during 2010.

2.	Discretionary bonuses are not made pursuant to any specific bonus plan. Bonuses cited were awarded and paid in 2010.

3.	Stock and option awards were granted pursuant to the individual employment contracts. Options are valued using the Black-Scholes-Merton option pricing model.

4.
Other compensation includes Company perquisites relating to pre and post-employment consulting contracts, severance payments, auto allowance, personal use of company cars, accrued vacation payments, moving expenses, gross–ups on stock awards, other earned compensation, as well as healthcare premiums paid under the group health plan.

5.
During 2009, $ 6,231 of the compensation reported to Mr. Granville was remitted to Gallagher Elevator Co. (Gallagher) pursuant to his 2005 employment contract.  Remaining payments were remitted directly to Mr. Granville through our payroll department.

6.
Mr. Hillier joined the Company on June 19, 2008.  Salary and other compensation cited for 2008 reflects the apportionment of these expenses based on his dates of service for that year.  Mr. Hillier served as our chief financial officer throughout fiscal year 2009 and was terminated  on February 5, 2010.

7.
Dr. Edward Buiel. On June 23, 2008, the Company entered into an Executive Employment Agreement with Dr. Edward Buiel as Vice President and Chief Technology Officer, which terminated on May 31, 2010. Upon expiration of his status as employee, 50,000 shares of restricted stock were forfeited pursuant to the terms of his 2008 employment agreement.  On June 7, 2010 the Company agreed to engage Dr. Buiel as an interim independent contractor with compensation at $10,000 per week, plus travel expenses to and from all work sites, meals, administrative expenses, other travel related expenses, and health care benefits through December 31, 2010.  Dr. Buiel is currently working as a consultant to the Company on a project basis. There is no formal consulting agreement in place, and Dr. Buiel’s compensation is determined on a project specific basis.

Employment Agreements

During 2010, the Company has entered into executive employment agreements with Thomas Granville, Charles R. Trego, and Phillip S. Baker. These agreements generally require each executive to devote substantially all of his business time to the Company’s affairs, establish standards of conduct, prohibit competition with our company during their term, affirm our rights respecting the ownership and disclosure of patents, trade secrets and other confidential information, provide for the acts and events that would give rise to termination of such agreements and provide express remedies for a breach of the agreement. Each of the executives is allowed to participate in our standard employee benefit programs, including medical/hospitalization insurance and group life insurance, as in effect from time to time. Each of the covered executives will generally receive an automobile allowance, reimbursement for all reasonable business expenses incurred by him on behalf of the Company in the performance of his duties, and a severance package that guarantees continued remuneration equal to the executive’s base salary for a total of 23 months so long as the Company elects to enforce the provisions of the Non-Competition Agreement, should  the executive be unable to find employment  or accepts employment at a reduced  rate of pay due solely to the Non-Competition Agreement. There are  no non-qualified deferred compensation plans. The provisions of the individual agreements are set forth in the following table:


Thomas Granville. On June 29, 2010, the Company entered into an Executive Employment Agreement with Thomas Granville as Chief Executive Officer. Pursuant to this agreement, Mr. Granville receives an annual salary of $380,000, and an annual car allowance of $9,000 for the period commencing June 29, 2010, and terminating June 30, 2013. Mr. Granville’s base salary is subject to annual review, and such salary is subject to renegotiation on the basis of Mr. Granville’s and the Company’s performance. In addition, Mr. Granville received a signing bonus of $270,000 and was paid on July 9, 2010. The Company also granted Mr. Granville an option to purchase 360,000 shares of our common stock at a price of $1.50 per share at a vesting rate of 10,000 shares per month through the term of the agreement. Mr. Granville is eligible to participate in any executive compensation plans adopted by the shareholders of the Company and the Company's standard employee benefit programs.


Charles R. Trego. On April 1, 2010, the Company entered into an Executive Employment Agreement with Charles R. Trego as Chief Financial Officer. Under the terms of his employment agreement, which has a term of three years (and thus terminates on March 31, 2013), Mr. Trego receives an annual salary of $225,000, which is subject to review after the initial six month term of the agreement and annually thereafter, an annual car allowance of $9,000, bonuses as determined by the compensation committee, and a 5-year option to purchase 265,000 shares of our common stock at a price of $1.50 per share. 27,000 options shall vest upon execution of this contract and, beginning in June 2010, 7,000 options will vest monthly through the remaining 34 months of this agreement.


Philip S. Baker. On April 1, 2010, the Company entered into an Executive Employment Agreement with Philip S. Baker as Chief Operating Officer. Under the terms of his employment agreement, which has a term of three years (and thus terminates on March 31, 2013), Mr. Baker receives an annual salary of $199,800,which is subject to review after the initial six month term of the agreement and annually thereafter, an annual car allowance of $6,000, and a 5-year option to purchase 230,000 shares of our common stock at a price of $1.50 per share, of which 26,000 options shall vest upon execution of this contract and, beginning in June, 2010, 6,000 options will vest monthly through the remaining 34 months of this agreement.

Warrants

As of April 6, 2011, we have 12,576,070 outstanding warrants that represent potential future cash proceeds to our company of $12,872,447. The warrants are divided into seven classes that are presently exercisable and expire at various times through December 8, 2014. The following table summarizes the number of warrants in each class, the anticipated proceeds from the exercise of each class, and the expiration date of each class.

Warrant Series	Number of Warrants	Exercise Price	Anticipated Proceeds	Expiration Date
Series V Warrants	680,000	$4.00	$2,720,000	December 31, 2011
2007 Bridge Warrants	183,755	2.35	431,824	December 31, 2012
2008 Conversion-Warrants	580,940	2.60	1,510,444	June 29, 2013
2008 Quercus	10,000,000	0.75	7,500,000	June 29, 2013
2008 Derivatives	1,085,714	0.57	618,857	June 29, 2013
2009 Bridge Warrants	45,661	2.00	91,322	August 12, 2014
Total	12,576,070		$12,872,447

The holders of warrants are not required to exercise their rights at any time prior to the expiration date and we are unable to predict the amount and timing of any future warrant exercises. We reserve the right to temporarily reduce the exercise prices of our warrants from time to time in order to encourage the early exercise of the warrants.

Stock Options

As of April 6, 2011, we have 3,558,520 outstanding stock options that represent potential future cash proceeds to our company of $6,991,233. The outstanding options include 1,789,410 options that are currently vested and exercisable, or 1,794,442 that will become vested and exercisable within 60 days, and represent potential future cash proceeds to our company of $4,176,135 and $4,186,683, respectively. The remaining options will vest and become exercisable over the next three years. The following table provides summary information on our outstanding options.

	Vested Option Grants			Unvested Option Grants
	Shares	Price	Proceeds	Shares	Price	Proceeds
2010 Employee & officer plan options	431,500	$1.50	$647,250	1,017,548	$1.50	$1,526,322
Directors plan options	316,910	1.98	628,885	164,062	1.10	180,016
Non-plan options to consultants and employees	1,041,000	2.79	2,900,000	587,500	1.89	1,108,750
Total	1,789,410	$2.33	$4,176,135	1,769,110	$1.59	$2,815,088

The holders of options are not required to exercise their rights at any time and we are unable to predict the amount and timing of any future option exercises. We reserve the right to temporarily reduce the exercise prices of our options from time to time in order to encourage the early exercise of the options.

Outstanding Equity Awards At 2010 Fiscal Year-End

	Option Awards					Stock Awards
	Non-Plan		Equity Incentive Plan Awards					Equity Incentive Plan Awards
	Number of shares underlying unexercised options							# Shares
Name	# Exercisable	# Unexer-cisable	Unearned	Option Exercise Price	Option Expiration Date	Number Unearned Shares or units of stock	Market Value	Unearned shares, units, or other rights not vested	Market Value	Footnotes
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Granville, Tom	120,000	-	-	$2.50	varies through 4/30/2012					Issued pursuant to April 2005 Executive Employment Agreement. Options Expire 5 years after monthly vest date

Granville, Tom	90,000	-	-	$2.50	varies through 6/15/2015					Issued pursuant to June 2008 Executive Employment Agreement. Options Expire 5 years after monthly vest date

Granville, Tom	60,000	300,000	-	$1.50	varies through 6/29/2018					Issued pursuant to June 2010 Executive Employment Agreement. Options Expire 5 years after monthly vest date

Buiel, Edward	80,000	-	-	$4.00	varies through 8/31/2013					Issued pursuant to Sept 2005 Executive Employment Agreement. Options expire 5 years after monthly vest date

Buiel, Edward	50,000	-	-	$3.75	12/29/2015					Options issued pursuant to Dec 2006 Executive Employment Agreement. Lump sum vesting date - 12/29/2009

Buiel, Edward	50,000	-	-	3.75	5/30/2015					Options issued pursuant to Dec 2006 Executive Employment Agreement. Lump sum vesting date - 5/31/10 upon expiration of employment contract

Buiel, Edward	100,000	-	-	2.50	5/30/2015					Issued pursuant to June 2008 Executive Employment Agreement. Lump sum vesting date - 5/31/10 upon expiration of employment contract

Charles Trego	76,000	189,000	-	$1.50	varies through 3/30/2018					Issued pursuant to April 2010 Executive Employment Agreement. Options Expire 5 years after monthly vest date

Philip Baker	68,000	162,000	-	$1.50	varies through 3/30/2018					Issued pursuant to April 2010 Executive Employment Agreement. Options Expire 5 years after monthly vest date

Hillier, Don	95,000	0	0	2.50	varies through 01/15/15					Issued pursuant to June 2008 Executive Employment Agreement. Options Expire 5 years after monthly vest date

Post-Termination Compensation

We have not entered into change in control agreements with any of our named executive officers or other members of the executive management team, although our employment agreements with certain members of management do call for immediate vesting of options upon a 50% change in control. No awards of equity incentives under our 2004 Incentive Stock Plan or awards of options under our 2004 Outside Directors Stock Option Plan provide for immediate vesting upon a change in control other than a restricted stock grant of 36,000 shares issued to Robert Nelson. However, the compensation committee has the full and exclusive power to interpret the plans, including the power to accelerate the vesting of outstanding, unvested awards. A “change in control” is generally defined as (1) the acquisition by any person of 30% or more of the combined voting power of our outstanding securities or (2) the occurrence of a transaction requiring stockholder approval and involving the sale of all or substantially all of our assets or the merger of us with or into another corporation.

Director Compensation

The following table provides information regarding compensation paid to non-employee directors for services rendered during the year ended December 31, 2010.

	Fees Earned or	Stock	Option
	Paid in Cash	Awards	Awards
Name	($) (1)	($)	($) (3)	Total ($)
Thomas Granville (2)
Dr. Igor Filipenko (4)	$-		$-	$-
Robert G. Averill	69,297		34,860	104,157
Dr. Howard K. Schmidt	44,250			36,500
Michael Kishinevsky	56,500			37,000
Glenn Patterson	60,646			39,000
Stanley A. Hirschman(5)	69,198			33,750
D. Walker Wainwright	72,872		14,882	87,754
David Gelbaum (6)				-
David Anthony (6)				-
Joseph Bartlett (6)				-

1.	Fees are presented based on the amount paid during 2010.

2.
Mr. Granville was reelected to serve on the Board of Directors at the Annual Meeting held on June 09, 2010. Mr. Granville received no compensation during 2010 for his service as a Director, as he served as our chief executive officer during that time period.  For a summary of the compensation received by him as chief executive officer  during 2010, see Summary Compensation Table above.

3.
One director was reelected to serve on the Board of Directors at the Annual Meeting held on June 09, 2010, receiving 77,922 five-year options with an exercise price of $0.77 per share, pursuant to the 2004 Outside Directors Stock Option Plan. The options granted shall vest at the rate of 25,974 per year commencing on the date of the company's Annual Meeting, so long as the director serves as a member of the board on the date of such meeting. Another director received 8,000 five-year options with an exercise price of $3.60 per share pursuant to terms of his 2007 appointment. The options are valued using the Black-Scholes-Merton option pricing model.

4.	On January 11, 2010, Dr. Igor Filipenko gave notice of his resignation as a director of the Company, effective immediately.

5.	Stanley A. Hirschman resigned as a director on September 28, 2010.

6.
David Gelbaum, David Anthony and Joseph Bartlett were added to the Board as a condition of the Quercus Trust Amendment to Warrants and Securities Purchase Agreement. These members received no compensation for 2009.  Mr. Gelbaum resigned as a director on March 3, 2010. Joseph Bartlett resigned as a director on September 28, 2010.

 The members of our board of directors are actively involved in various aspects of our business ranging from relatively narrow board oversight functions to providing hands-on guidance to our executives and scientific staff with respect to matters within their personal experience and expertise. We believe that the active involvement of all directors in our principal business and policy decisions increases our board of directors’ understanding of our needs and improves the overall quality of our management decisions. In recognition of the substantial time and personal effort that we require from our directors, we have adopted director compensation policies that provide for higher director compensation than is typically found in companies at our early stage of development.

Only non-management directors are compensated separately for service as members of our board of directors. Each of our non-management directors received the following components of compensation for the period January 1, 2010 through December 31, 2010:

•	A basic annual retainer of $25,000 for service as a director;

•	A supplemental retainer of $6,000 for service as chairman of any committee;

•	A supplemental annual retainer of $3,000 for service as a committee member;

•	A meeting fee of $1,500 per day for each board or committee meeting attended in person or $500 for each board or committee meeting attended by telephone; and

•	Reimbursement for all reasonable travel, meals and lodging costs incurred on our behalf.

•	Options to reelected directors.

•	Reimbursement for expenses up to $5,000 annually for education related to chairmanship of a committee.

The 2004 stock option plan for independent directors that authorized the issuance of options to purchase $20,000 of our common stock for each year of service as a director was amended on September 28, 2010 increasing the shares reserved for issuance under the outside directors’ stock option plan from 500,000 to 1,000,000 by Resolution of the Board of Directors.

For 2010, 2009, 2008, 2007, 2006, 2005 and 2004, we issued 85,922, 128,585, 179,555, 0, 60,000, 70,000 and 54,000, options pursuant to our directors’ stock option plan, respectively. Of this total, no options were exercised during the year ended December 31, 2010, 316,910 options are currently vested and exercisable at a weighted average price of $1.98 per share and 164,062 options are unvested and will be exercisable at a weighted average price of $1.10 per share.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Transactions with Executive Management

See the “Executive Compensation” section for a discussion of the material elements of compensation awarded to, earned by or paid to our named executive officers. Other than as stated in the “Executive Compensation” section, we have not entered into any transactions with executive management.

LEGAL PROCEEDINGS

From time to time, we are involved in lawsuits, claims, investigations and proceedings, including pending opposition proceedings involving patents that arise in the ordinary course of business. There are no matters pending that we expect to have a material adverse impact on our business, results of operations, financial condition or cash flows.

Final Settlement of the Contingent Shares Litigation

As of July 28, 2010, all remaining litigation with respect to the Mercatus stock transaction was fully settled and dismissed with a total amount of settlement proceeds of $860,000. The settlement proceeds are allocated as follows:

$214,000	To legal counsel for fees and expenses
646,000	To us (which consists mainly of reimbursement of legal fees and expenses)
$860,000	Total proceeds

The two remaining plaintiffs were issued unrestricted shares of our common stock in settlement of their right to a portion of the proceeds subject to execution of the agreements.

Taylor Litigation and Bankruptcy Court Litigation

On February 10, 2004, Lewis “Chip” Taylor, Chip Taylor in Trust, Jared Taylor, Elgin Investments, Inc. and Mega-C Technologies, Inc. (collectively the “Taylor Group”) filed a lawsuit in the Ontario Superior Court of Justice Commercial List (Case No. 04-CL-5317) that named Tamboril, Axion Power Corporation, and others as defendants (the “Taylor Litigation”). As discussed more fully below, by virtue of orders entered on February 11, 2008 and June 9, 2008 by the Bankruptcy Court in the Mega-C bankruptcy case, as confirmed by a judgment entered on November 10, 2009, this action against us is subject to the permanent injunction of the confirmed Chapter 11 Plan of Mega-C.  On April 14, 2009, the Ontario Superior Court entered an order dismissing us from the Taylor Litigation.

In April 2004, we filed an involuntary Chapter 11 petition against Mega-C in the U.S. Bankruptcy Court for the District of Nevada (Case No. 04-50962-gwz). In March 2005, the Bankruptcy Court appointed William M. Noall (“Noall”) to serve as Chapter 11 Trustee for the Mega-C case. On June 7, 2005, the Chapter 11 Trustee commenced an adversary proceeding against Sally Fonner (“Fonner”), the trustee of the Mega-C Trust (Adversary Proceeding No. 05-05042-gwz), demanding, among other things, the turnover of at least 7,327,500 shares held by the Mega-C Trust as property of the bankruptcy estate. On July 27, 2005, we commenced an adversary proceeding against Noall and Fonner (Adversary Proceeding No. 05-05082-gwz).

On December 12, 2005, we entered into the Settlement Agreement with Mega-C, represented by Chapter 11 Trustee Noall, and the Mega-C Trust, represented by its trustee Fonner.

The Settlement Agreement was approved by the Bankruptcy Court after a hearing in an order dated February 1, 2006. Certain terms were subject to confirmation and effectiveness of Mega-C’s Chapter 11 plan of reorganization. On November 8, 2006, the Bankruptcy Court entered an order confirming the Chapter 11 plan. The confirmed Chapter 11 plan was subsequently substantially consummated on November 21, 2006. The Settlement Agreement was fully incorporated in the confirmed Chapter 11 plan. The plan is fully effective and substantially consummated.

The litigation settlement and releases provided by the Chapter 11 plan are now binding on Mega-C, the Chapter 11 trustee, the Taylor Group and all other parties described in the plan of reorganization. In an order entered on February 11, 2008, the Bankruptcy Court granted our motion for partial summary judgment, holding that the alleged “oral” agreement creating rights or interests in the Technology in favor of the Taylor Group never existed and, even if it had, the Taylor Group transferred any such rights to the Debtor which were then transferred to us by the confirmed Chapter 11 plan. The Bankruptcy Court held that the Taylor Group has no interest in or rights to the Technology. The Bankruptcy Court held that any attempts to claim an interest in or contest our title to the Technology are contrary to the permanent injunction of the Chapter 11 plan. The Bankruptcy Court held that the Taylor Litigation against us is barred by the permanent injunction of the confirmed Chapter 11 plan.

In orders entered on June 9, 2008, the Bankruptcy Court mandated that the Taylor Group litigation against us be dismissed. On February 10, 2009, the Taylors filed a second motion to vacate the February 11, 2008 order granting summary judgment in our favor. At a hearing on the Taylors’ second motion to vacate the February 11, 2008 summary judgment order on April 23, 2009, the Bankruptcy Court denied the Taylors’ motion in its entirety.  The order denying the Taylors’ second motion to vacate and judgment were entered on November 10, 2009.

By virtue of the confirmed Chapter 11 plan, all of the Mega-C’s right, title and interest, if any, in the technology was transferred to us. By virtue of the February 11, 2008 orders of the Bankruptcy Court, as subsequently confirmed in the judgment entered on November 10, 2009, the Taylor Group has no interest in or rights to the technology.  By virtue of the April 14, 2009 order from the Ontario Superior Court, the Taylor Litigation has been dismissed against us.  The Taylors filed a notice of appeal from the November judgment, which is pending in the Bankruptcy Appellate Panel for the Ninth Circuit.  We filed a cross-appeal from the portion of the judgment denying Axion’s requests for sanctions and to hold the Taylors in contempt.

SECTION 16(a) REPORTING COMPLIANCE DISCLOSURE

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors, and persons who own more than ten percent of our common stock to file reports of ownership and changes in ownership with the SEC. Executive officers, directors and greater than ten percent beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the Section 16(a) reports furnished to us and written representations that no other reports were required to be filed pursuant to Section 16(a) and the related rules of the SEC, for transactions occurring in fiscal year 2010, our officers, directors and holders of more than 10% of our common stock filed all Section 16(a) reports on a timely basis, other than as described below.  For transactions occurring in fiscal year 2010, one or more Forms 4 (Statement of Changes of Beneficial Ownership) was inadvertently filed late for each of the following persons, as indicated: Mr. Robert Averill, a member of our board of directors (three filings disclosing a total of five transactions were late); Stanley Hirschman, a former member of our board of directors (two filings disclosing four transactions were filed late – two forfeitures were not filed); D. Walker Wainwright, a member of our board of directors (three filings disclosing seven transactions were filed late); Glenn Patterson, a member of our board of directors (one filing involving ten transactions was filed late), Philip Baker, our COO (one filing disclosing one transaction was filed late), and Thomas Granville, our CEO, (one filing disclosing two transactions was not filed, one dates back to 2008).

OTHER BUSINESS

Except for the matters described herein, as of the date of this Proxy Statement, the board of directors does not intend to present any other business for action at the Annual Meeting and knows of no other matters to be presented at the Annual Meeting that are proper subjects for action by the stockholders. However, if any other business should properly come before the Annual Meeting, it is intended that votes will be cast pursuant to the authority granted by the enclosed proxy in accordance with the best judgment of the person acting under the proxy.

DIRECTOR CANDIDATE NOMINEES FOR 2012 ANNUAL MEETING

Stockholders wishing to propose nominees for directors for next year’s Annual Meeting of Stockholders should submit such proposed nominees to us by the date that stockholder proposals for next year’s Proxy Statement must be received, which is 120 days before the date on which next year’s proxy statement will be mailed, which the Company anticipates will be on or about May 1, 2012. Refer to “Stockholder Proposals for Annual Meeting in 2012.” All nominees proposed by stockholders will be considered by the board of directors in making its nominations for directors, but not every proposed nominee will be accepted. Stockholders also have the right to nominate persons for election as directors in accordance with procedures set forth in our By-Laws.

STOCKHOLDER PROPOSALS FOR 2012 ANNUAL MEETING

If a stockholder wishes to submit a stockholder proposal pursuant to Rule 14a-5(e) of the Exchange Act for inclusion in our Proxy Statement for the 2012 Annual Meeting of Stockholders, we must receive such proposal and supporting statements, if any, at our principal executive office at a reasonable time before we begin to print our Annual Meeting proxy statement. A stockholder’s notice to our secretary must set forth as to each matter the stockholder proposes to bring before the 2012 Annual Meeting of Stockholders: (1) a brief description of the business desired to be brought before the 2012 Annual Meeting of Stockholders; (2) the reason(s) for conducting such business at the 2012 Annual Meeting of Stockholders; (3) the name and record address of the stockholder proposing such business; (4) the class and number of our shares that are beneficially owned by the stockholder proposing such business; and (5) any financial interest in the proposed business of the stockholder proposing such business.

If a stockholder wishes to submit a stockholder proposal outside of Rule 14a-5(e) to be brought before the 2012 Annual Meeting of Stockholders, the stockholder must give timely notice in writing to our secretary. We must receive such notice at our principal executive office not less than 60 days nor more than 90 days prior to the date of the 2012 Annual Meeting of Stockholders, pursuant to our By-Laws.

Such proposals should be submitted in writing to: Axion Power International, Inc., 3601 Clover Lane, New Castle, PA 16105.

QUESTIONS

Proposals

You should rely only on the information contained in or incorporated by reference in this Proxy Statement to vote on the proposals herein. We have not authorized anyone to provide you with information that is different from what is contained in this Proxy Statement. You should not assume that the information contained in the Proxy Statement is accurate as of any date other than the date hereof, and the mailing of this Proxy Statement to our stockholders shall not create any implication to the contrary.

If you have any questions regarding the proposals discussed in this Proxy Statement, you should contact: Axion Power International, Inc. 3601 Clover Lane, New Castle, PA 16105.

Common Stock

If you have any questions with respect to voting your shares, or if you would like additional copies of this Proxy Statement, you should contact our transfer agent:

Continental Transfer & Trust
17 Battery Place
New York, NY 10004

FOR MORE INFORMATION

We file quarterly and annual reports on Form 10-Q and Form 10-K, respectively, proxy statements and other information with the Commission. You may read and copy any reports, statements or other information we file at the Commission’s public reference room, located at 100 F Street NE, Washington, D.C. 20549. Please call the Commission at (800) 732-0330 for further information on the public reference room. Our Commission filings are also available to the public via: (1) commercial document retrieval services; (2) the Commission’s website, www.sec.gov ; and (3) our website, www.axionpower.com .

FINANCIAL STATEMENTS AVAILABLE

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 filed with the SEC is available without charge upon written request to: 3601 Clover Lane, New Castle PA 16105; Attn: Investor Relations.

HOUSEHOLDING INFORMATION

As permitted by the SEC’s proxy statement rules, we will deliver only one copy of our Annual Report to Shareholders or this proxy statement to two or more shareholders who share an address, unless we have received contrary instructions from one or more of the shareholders. We will deliver promptly, upon written or oral request, a separate copy of the annual report or proxy statement to a shareholder at a shared address to which a single copy of the documents was delivered. Conversely, shareholders sharing an address who are receiving multiple copies of our annual reports or proxy statements may request delivery of a single copy. Such a request must be directed to the Shareholders Department of the transfer by mail to Continental Transfer & Trust, 17 Battery Place, New York, NY 10004, Attention: Shareholders Department. Each request must include the name of the stockholder, the name of his brokerage firm and the account number of his brokerage account. Please allow 72 hours from receipt by the transfer agent for any such request to take effect.

SIGNATURES
By Order of the Board of Directors,
/s/ Thomas Granville
THOMAS GRANVILLE
Chief Executive Officer
April 21, 2011

PROXY
AXION POWER INTERNATIONAL, INC.

The undersigned hereby appoints Thomas Granville and Charles Trego, and each of them, with full power of substitution, to vote for and on behalf of the undersigned at the Annual Meeting of stockholders of Axion Power International, Inc. to be held on June 15, 2011, and any adjournment thereof, upon matters properly coming before the meeting, as set forth in the related Notice of Meeting and Proxy Statement, both of which have been received by the undersigned. Without otherwise limiting the general authorization given hereby, said attorneys and proxies are instructed to vote on the following issues as follows:

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF THIS PROXY IS EXECUTED BUT NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" EACH OF THE MATTERS DESCRIBED ON THE REVERSE SIDE.

(CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)

ANNUAL MEETING OF STOCKHOLDERS OF

AXION POWER INTERNATIONAL, INC.

June 15, 2011

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE 

1. Nominees for directors:

COMMON STOCKHOLDERS VOTE FOR THE TWO DIRECTORS DIRECTLY BELOW

Michael Kishinevsky

FOR ___	AGAINST ___	ABSTAIN ____

Howard K. Schmidt, Ph.D.

FOR ___	AGAINST ___	ABSTAIN ____

2. To ratify the selection of EFP Rotenberg as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011;

FOR ___	AGAINST ___	ABSTAIN ____

3.  To increase authorized shares of Common Stock from 125,000,000 to 200,000,000 shares.

FOR ___	AGAINST ___	ABSTAIN ____

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO EXECUTE AND RETURN THIS PROXY, WHICH MAY BE REVOKED AT ANY TIME PRIOR TO ITS USE. THIS PROXY IS SOLICITED ON BEHALF OF THE COMPANY’S BOARD OF DIRECTORS.

Signature of Shareholder: ________________________________________________

Date: ________________________________________________

Signature of Shareholder: ________________________________________________

Date:

NOTE: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.  Any proxies which are signed and returned but for which one or more items are left blank will be considered to be a vote FOR the items which are left blank.

Nonvoting Item:

Please print Change of Address in the box provided below:

[This page intentionally left blank]